P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ANALYTICAL SURVEYS ANNOUNCES NEW BOARD MEMBERS

SAN ANTONIO, Texas - January 16, 2007 - Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), today announced that Hank Cohn and Jonathan Rich have been elected to the Company's Board of Directors.

Jonathan Rich is executive vice president and director of investment banking for vFinance Investments, Inc., a diversified financial services firm with 35 offices throughout the U.S and internationally. He served as senior vice president, and, later, as managing director of corporate finance at First Colonial Financial Group, where his corporate finance group was recognized by SNL Securities as a top-ten specialty finance advisor in the nation based on the number of transactions completed in 1999 and 2000. Over the past 10 years, Mr. Rich has been responsible for the successful completion of more than $200 million of M&A assignments and has raised more than $350 million in capital in both public and private offerings as lead or co-manager. He has considerable experience within the energy industry, and during the past three years, has helped raise more than $40 million for oil and gas companies. Mr. Rich holds a joint Law and Masters in Business Administration degree from Fordham University with a concentration in corporate finance.

Hank Cohn is executive vice president at Galaxy Ventures, LLC, a closely-held investment fund with a multi-pronged investment strategy concentrating in the areas of bond trading and early stage technology investments. Mr. Cohn acts as portfolio manager for investments. He serves on the board of directors of a number of companies, both public and private, advising on both capital raising and M&A activities. From time to time, Mr. Cohn takes active roles in portfolio companies, and is currently serving as president and chief executive officer of PracticeOne, Inc., an integrated software and services company for physicians. Mr. Cohn is also a member of the Board of Directors of Crystal International Travel Group, Inc. (CINT.OB). Prior to joining Galaxy Ventures full time in 2003, Mr. Cohn served as vice president at Atlas Capital, an investment banking boutique in New York, where he worked on sourcing and structuring PIPE (Private Investment in Public Equities) transactions for a few select clients including Galaxy Ventures. From 1999 until joining Atlas Capital in 2001, Mr. Cohn was an analyst at The Middleton Group, an investment banking boutique in Stamford, CT. The Middleton Group, which specializes in raising capital for private start-up companies, raised over $25 million during Mr. Cohn's tenure. He successfully co-founded and sold Webspan Inc., an Internet Service Provider startup in 1996. Mr. Cohn holds a Masters in Business Administration in finance and investments from Baruch College.

Lori Jones, ASI's chief executive officer, said, "Jonathan and Hank bring extensive financial and public-company expertise to our board, and we look forward to their contribution as we continue to execute our growth strategy. The addition of two experienced independent directors represents a key step in our efforts to enhance the strength of the corporation."

Analytical Surveys, Inc., which has historically served the GIS markets, has recently transitioned its focus toward the development of oil and gas exploration and production opportunities. ASI's Energy Division is focused on high-quality exploratory and developmental drilling opportunities, as well as purchases of proven reserves with upside potential attributable to behind-pipe reserves, infill drilling, deeper reservoirs and field extension opportunities. ASI is headquartered in San Antonio, Texas. For more information, visit www.asienergy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.